LETTER TO STOCKHOLDERS

February 24, 2009

To our Stockholders;

Through most of 2008 and especially as the year concluded, our country experienced a great economic upheaval and all indications seem to point in the direction of a continued downturn during 2009.  While our Company continues to make progress, no one seems to be immune to these economic problems and we too have felt the negative impact of this financial crisis and the related credit erosion. Just as the Company began to generate significant interest in the environmental restoration technologies we market, many of the sources for funding potential projects scaled back.  However, we continued to diligently work on many of the opportunities that we have started and have uncovered a number of new ones.

Recognizing we are in a changing economic environment, we have made several “course corrections” to overcome the impact of these current economic problems while we continue to pursue many initiatives.    Keeping in mind that our “green based” strategic business plan is designed for the preservation of the environment and conservation of natural resources, management feels its presence in this growing industry has it well-positioned for success in the near future. The Company will continue to follow its business model of offering our well placed relationships (United Nations, governmental and private sector) the use of compelling, environmentally beneficial technologies.

 As an example of our continuing effort to find creative ways to bring new business to the Company, we have engaged the services of a prominent grant-writing team. This group will seek government projects which have a need for several of the technologies we are offering.  They have been successful in grant writing, economic development projects, the management of funding resources from state and federal agencies, as well as the solicitation of funding from private foundations, private industry and local governments. In addition to many promising grant opportunities that already exist, the recently passed Economic Stimulus Package has many sections that could be of direct benefit to our Company and through this group, we are already preparing applications for those funds.

The following opportunities are being explored or are in various states of progress:

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New Bedford Harbor Restoration, New Bedford, Massachusetts (recently submitted proposal)

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West Milford Lake Remediation, West Milford, New Jersey (engaged by the owner of the lake and are now working with them and the local government to acquire the funding required for its remediation )

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Working with several Native American Tribes to bring clean water and agricultural opportunities to them through the use of our technologies and our grant writing abilities.

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Several members of our firm have recently returned from a very successful trip to Dubai where our organic soil compost was presented to a number of government officials and private companies. Their interest level was high and we are currently examining logistical issues regarding shipping from our joint venture production facility in Juarez, Mexico for testing on farms and private developments in Dubai.

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Executed a contract with Carbon Credits Farming, Ltd. (http://www.carboncreditedfarming.com/) to market private labeled  Mobile Water Treatment units

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In final negotiations for a substantial sale of Gourmet Soil (Juarez JV) to an intermediary acting on behalf of an Asian government

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A proposal has been made to the Philippine government and private partners for sludge remediation and river restoration project.

Although the socio-economic conditions in Mexico and especially, Juarez have had a negative impact on our previously projected sales in that region, we continue to believe in the ultimate success of the soil production from our Joint Venture with Huma Clean.  Most recently the “Gourmet Soil” has received approval for importation into the U.S. by the USDA as a composted soil product.

Going forward, Global Ecology Corporation will continue to keep its stockholders and the general public updated on its future progress with correspondence such as this letter.  We have decided to discontinue the practice of answering questions from our web site because many inquiries were redundant or would have required answers with information which had not been made public. However, we will issue press releases and significant event information statements through SEC 8K filings when appropriate.

As is the case whenever a preliminary status of an opportunity is discussed, we must caution that these transactions have not been consummated.  Our employees and consultants are working diligently to produce positive results but there are no guarantees especially in this economically challenging climate.  We are committed to the successful conclusion of the work we have begun and we will keep you apprised of our progress.  Thank you for your continued support.

Sincerely,

Joseph F. Battiato, Chairman

Peter D. Ubaldi, President & CEO

Forward Looking Statements

This letter contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products and services or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this letter to conform these statements to actual results or to changes in our expectations, except as required by law.